Exhibit (a)(20)

BLACKROCK MUNICIPAL INCOME FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK MUNICIPAL INCOME FUND, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:   Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), the charter of the Corporation (the “Charter”) is hereby amended by deleting ARTICLE I thereof in its entirety and replacing it with the following:

ARTICLE I

NAME

The name of the Corporation is: BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC. (the “Corporation”).

SECOND:  The amendment to the Charter that is effected by these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the stockholders of the Corporation.

THIRD:    These Articles of Amendment shall be effective as of 12:01 a.m. ET on the 24th day of March 2025.

FOURTH:  As amended hereby, the Charter shall remain in full force and effect.

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IN WITNESS WHEREOF, BLACKROCK MUNICIPAL INCOME FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 20th day of March 2025.

WITNESS:		BLACKROCK MUNICIPAL INCOME FUND, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer

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